Exhibit 4.24

ACCESSION LETTER

From:	KNOT Shuttle Tankers 30 AS
Knutsen NYK Offshore Tankers AS
KNOT Offshore Partners LP
KNOT Shuttle Tankers AS

To:	Nordea Bank AB (publ), filial i Norge as Agent

Dated:	1 March 2018

Dear Sirs

KNOT Shuttle Tankers 30 AS –

USD 90,000,000 Facility Agreement dated 30 September 2016 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	KNOT Offshore Partners LP (“KNOP”) and KNOT Shuttle Tankers AS (“KNOT ST”) agree to become Guarantors with respect to all amounts outstanding under the Agreement and to be bound by the terms of the Agreement as Guarantor pursuant to Clause 26.2 (KNOP and KNOT ST as replacement Guarantors) of the Agreement.

3.	KNOP’s and KNOT ST’s administrative details are as follows:

Address: 2 Queen’s Cross
Aberdeen
Aberdeenshire AB15 4YB
United Kingdom

Fax no.: +44 (0) 1224 624891

Attention: CFO/CEO

4.	We confirm that the Repeating Representations are made by each of KNOT Shuttle Tankers 30 AS, KNOP and KNOT ST on the date of this Accession Letter and that all Repeating Representations are true in all material respects on that date.

5.	KNOP and KNOT ST both confirm having been notified by the Agent that accession to the Agreement as guarantors will imply that they become guarantors for existing debt, that there is no Event of Default, that the Drop Down has no Material Adverse Effect and that in addition to the guarantees from KNOP and KNOT ST, the Outstanding Indebtedness will be secured by the following Security Documents (all as defined in the Agreement):

(a)	the Mortgage;

(b)	the Assignment Agreement;

(c)	Assignment of Charterparty;

(d)	the Factoring Agreement;

(e)	the Account Pledge; and

(f)	the Share Pledge.

6.	This Accession Letter is governed by Norwegian law and KNOP has appointed KNOT ST as its process agents in respect of this Accession Letter and the other Finance Documents.

Yours faithfully

/s/ Karl Gerhard Bråstein Dahl
authorised signatory for KNOT Shuttle Tankers 30 AS

/s/ Karl Gerhard Bråstein Dahl
authorised signatory for Knutsen NYK Offshore Tankers AS

/s/ John Costain
authorised signatory for KNOT Offshore Partners LP

/s/ Karl Gerhard Bråstein Dahl
authorised signatory for KNOT Shuttle Tankers AS